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Exhibit 8

INFINEON TECHNOLOGIES AG

Significant Subsidiaries and Associated Companies
As of September 30, 2003

Name and Location of Company	Share in capital
EUPEC Europäische Gesellschaft für Leistungshalbleiter mbH, Warstein-Belecke, Germany	100%
Infineon Technologies Dresden GmbH & Co. OHG, Dresden, Germany	100%
Infineon Technologies SC 300 GmbH & Co. KG, Dresden, Germany	87%
Infineon Technologies Austria AG, Villach, Austria	100%
Infineon Technologies-Fabrico de Semicondutores, Portugal S.A., Vila do Conde, Portugal	100%
Infineon Technologies France S.A.S., Saint Denis, France	100%
Infineon Technologies Holding B.V. Rotterdam, Netherlands	100%
Infineon Technologies Catamaran, Inc., Wilmington Delaware, USA	100%
Infineon Technologies Holding North America Inc., Wilmington Delaware, USA	100%
Infineon Technologies North America Corp., Wilmington Delaware, USA	100%
Infineon Technologies Richmond LP, Wilmington Delaware, USA	100%
Infineon Technologies (Advanced Logic) Sdn. Bhd., Malacca, Malaysia	100%
Infineon Technologies Asia Pacific Pte. Ltd., Singapore	100%
Infineon Technologies (Integrated Circuit) Sdn. Bhd., Malacca, Malaysia	100%
Infineon Technologies (Malaysia) Sdn. Bhd., Malacca, Malaysia	100%
Infineon Technologies Japan K.K., Tokio, Japan	100%
ALTIS Semiconductor S.N.C, Essonnes, France	50%

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INFINEON TECHNOLOGIES AG